Exhibit 23.1

[PWC Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements listed below of Marathon Oil Corporation of our report dated March 2, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

Form S-3ASR:	Relating to:

Reg. No.	333-194226	Marathon Oil Corporation Debt Securities, Common Stock, Preferred Stock, Warrants and Stock Purchase Contracts/Units

	333-180014	Dividend Reinvestment and Direct Stock Purchase Plan

Form S-8:	Relating to:

Reg. No.	33-56828	Marathon Oil Company Thrift Plan
	333-29709	Marathon Oil Company Thrift Plan
	333-104910	Marathon Oil Corporation 2003 Incentive Compensation Plan
	333-143010	Marathon Oil Corporation 2007 Incentive Compensation Plan
	333-181301	Marathon Oil Corporation 2012 Incentive Compensation Plan

\s\ PricewaterhouseCoopers LLP

Houston, Texas

March 2, 2015